CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A11 of our report dated July 26, 2023, relating to the financial statements of Mag Magna Corp as of April 30, 2023 and 2022 and the period from September 20, 2021 (Inception) through April 30, 2022 and through April 30, 2023 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

October 10, 2023